PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 19, 2016

Legion M Entertainment, Inc.

6425 Christie Ave., Suite 500

Emeryville, CA 94608

www.thelegionm.com

Up to 6,693,440 shares of Class A Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 38

	Price to Public	Underwriting discount and commissions	Proceeds to issuer Before Expenses, Discounts and Commissions*	Proceeds to other persons
Per share	$7.47	N/A	$7.47	N/A
Total Minimum	$500,000	N/A	$500,000	N/A
Total Maximum	$50,000,000	N/A	$48,800,000	N/A

*See the “Plan of Distribution” for details. We have not yet engaged any brokers or placement agents with respect to this offering. In addition to the offer of shares for cash, this offering includes an exchange offer whereby existing holders of shares of Class A Common Stock sold in previous offerings made under Regulation D and Regulation CF may tender their shares in exchange for the shares offered in this offering. The Company will receive no cash for such exchange. See “Plan of Distribution.”

We expect that not including state filing fees, the amount of expenses of the offering that we will pay will be approximately $100,000, regardless of whether the minimum or the maximum number of shares are sold in this offering.

This offer will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the Company at its sole discretion. The Company has engaged a qualified escrow provider as escrow agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis with a minimum of $500,000, (not including shares that are issued in exchange for previously purchased shares as part of the exchange offer). The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 11.

Sales of these securities will commence on approximately [         ].

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The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Preliminary Offering Circular, the term “Legion M,” “the Company” or “we” refers to Legion M Entertainment, Inc.

THIS PRELIMINARY OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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A LETTER FROM THE FOUNDERS TO PROSPECTIVE INVESTORS

Thank you for considering an investment in Legion M! We couldn’t be more excited about the opportunity in front of us, and we can’t wait to tell you about it. But before you get into the offering circular, there are a couple things we want to mention. When you invest in Legion M you are ultimately investing in us and our vision, so we wanted to take a moment to explain it in our own words.

Legion M is not a conventional company. We don’t intend to become one.

Most of this offering circular describes Legion M in conventional business terms. In fact, the whole purpose of this document is to provide a common convention for you to evaluate our company and make an informed investment decision. But there are elements of Legion M that defy convention. For example, most conventional companies view investors as simply a source of capital. For Legion M, they are the foundation of our business. The JOBS Act has made our business possible by allowing us to go directly to fans instead of limiting our fundraising to Wall Street, venture capitalists, and wealthy individuals.

Before you invest, it’s important to understand that Legion M is a very early stage company. In fact, thanks to the JOBS Act we can allow you to get involved earlier than has ever been possible before. Because we’re an early stage company with no customers, little revenue, and little operating history, we’re a pretty risky bet. Statistically, most companies at our stage don’t survive, and if we go out of business you will likely lose all your money. You shouldn’t invest any more than you can bear to lose.

That said, if you have some money and are willing to take a risk, we’re betting our careers and reputations that we can make this company a success. Because while most start-ups fail, those that succeed often go on to do great things. Every great company — from Walt Disney to Facebook — started with entrepreneurs and investors who had the courage to defy the odds and try something no one else had done before.

Legion M is, to our knowledge, the first company built from the ground up to be owned by fans. We built it that way because we believe an entertainment company owned by fans is better than one owned by Wall Street, wealthy individuals or corporate conglomerates. We fundamentally believe that building a community of fan/shareholders will give our company a competitive advantage. Most of all we believe that by bringing fans together we can change the world.

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That’s because fans hold all the power in the entertainment industry. After all, we’re the ones that buy the tickets, pay the monthly subscriptions, and decide what to watch. As individuals, we are simply consumers. But if we stand together, we have the power to revolutionize the way entertainment is made.

We launched Legion M earlier this year with an over-subscribed seed-stage financing round that made JOBS Act history. The success of this first round and the enthusiastic community that has rallied around us has strengthened our resolve. If you choose to invest in Legion M, you’ll be joining innovative thinkers like Seth Green, Stan Lee, Tim League and thousands of other enthusiastic shareholders as a part owner of our company.

Our job, simply put, is to create value for these investors. For most companies, shareholder value is defined solely by dollars and cents. Our definition is a little less conventional:

Make Money

Legion M’s primary goal is to run a responsible business that makes money and increases our share price. People are investing their hard-earned dollars in us, and we want to earn them a return. Financial success is the key to the long-term viability of our company. The more financially successful we are, the more amazing things we can do.

Have Fun

While financial success is the primary goal for Legion M, we believe there is more to life than money. In addition to a financial return, we strive to give our investors an EMOTIONAL return for being part of our movement. We work hard to cultivate a vibrant community for our shareholders, which you can see in action today (1). And we strive to take our shareholders “behind the scenes,” creating new and exciting ways for them to be a part of the entertainment industry.

Change the World

Most importantly, we aim to change the world. Legion M is a big swing for the fences, and what we’re doing has never been done before. It won’t be easy, but things worth doing rarely are. We’re putting our careers on the line because we believe we can be successful, and that one million fans can change the world for good.

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With that said, we want to THANK YOU again for considering investing in Legion M. Please review the rest of the circular. If you like what you see, we’d love for you to join our cause. If you don’t, that’s cool too. And If you’re not sure, please join the Legion as a free member (1), so you can see for yourself what we’re all about.

Onward and Upward,

Paul Scanlan and Jeff Annison

Cofounders, Legion M

(1) You can join Legion M as a member for free at www.thelegionm.com/join. As a free member, you don’t have a financial stake in the company’s success, but you do get access to our community and many of the same benefits that are available to shareholders. It’s a great way to see for yourself what Legion M is all about.

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SUMMARY

Legion M is an entertainment company. Our business plan is to partner with creators - from independent filmmakers to big Hollywood studios - to produce movies, television shows, and virtual reality experiences. In this sense, we are similar to thousands of other entertainment companies around the world.

The difference is that Legion M has been built from the ground up to be owned by fans rather than Wall Street, wealthy individuals or a corporate conglomerate. We’re taking advantage of historic new equity crowdfunding laws that allow the general public to invest in our company at the earliest stages of development. With Legion M, fans own the company, fans get behind the scenes, and when we are successful, fans share in the rewards!

Legion M was incorporated in March 2016. We have no customers, are not currently profitable and do not expect to make a profit for several years.

Competitive Advantage

Our mission is to revolutionize the entertainment industry by putting a new twist (fan ownership) on proven business models for content production and distribution. We believe that having fans financially and emotionally invested in entertainment projects can increase those projects’ chances of success.

Entertainment is a massive and extremely competitive market. One of the biggest challenges for most content is rising above the noise and finding an audience. Content that has a built-in audience (i.e. franchises, sequels, content based on popular intellectual properties, etc.) is extremely valuable and enjoys a substantial competitive advantage in the marketplace.

Our goal is to create our own built-in audience by getting fans invested in our projects. We aim to get fans invested both financially (i.e. our shareholders have a financial interest in our projects’ success) and emotionally (by giving our shareholders a view into the production process). We believe that having an audience of invested fans increases our projects’ chances of success. The bigger that audience gets, the more powerful it becomes.

Goal of Having One Million Shareholders

Our long-term goal is to have one million shareholders in Legion M. We believe that with a community of that size we’d be unstoppable. It’s is an ambitious goal, but we believe over time we can achieve it. If we’re successful at achieving this goal, we believe we can change the entertainment industry for good.

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Revenue Plan

We plan to develop and produce movies, television shows, and virtual reality experiences. Our plan is to partner with proven creators to create content, and use established and emerging distribution channels to monetize it. Our goal is to have a diversified slate of projects that can generate revenue from one or more of the following activities:

•	Developing, licensing and distributing our content into the entertainment ecosystem;
•	Offering content directly to consumers via iTunes, App Stores and other platforms;
•	Offering brand integrations and sponsorships; and
•	Offering content, merchandise, and experiences that are sold directly to consumers via our website.

Finance Plan

To date, we have raised approximately $1.7 million from over 3,000 investors. On May 16, 2016, Legion M became one of the very first companies to launch a fundraising campaign under Regulation Crowdfunding promulgated under the JOBS Act. Ninety days later the financing round ended oversubscribed, with over $1.3 million of subscriptions for a round that was legally capped at $1 million.

To achieve our goal of one million shareholders, we’ll need to complete many successive rounds of funding. Our next step is this offering, which will allow us to raise up to $48.8 million in cash.

The Offering

Securities Offered	Maximum of 6,693,440 shares of Class A Common Stock (1)
Common Stock Outstanding before the Offering	1,814,191 (2)

Common Stock outstanding after the Offering	8,337,128 (2)

(1)	Includes the 170,503 shares used for an exchange offer whereby existing holders of shares of Class A Common Stock sold in previous offerings made under Regulation D and Regulation CF may tender their shares in exchange for the shares offered in this offering.

(2)	Does not include (i) the 219,772 shares of Class B Common Stock issuable upon exercise of options under the 2016 Equity Incentive Plan, and (ii) the 27,000 shares of Class B Common Stock issuable upon exercise of a warrant.

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Use of Proceeds

Proceeds from this offering will be used to fund Legion M’s entertainment projects, marketing efforts and operational expenses. See “Use of Proceeds to Issuer” section of this offering circular.

Risks

Legion M is a startup. We were incorporated in March 2016 and are still in an early stage of development. We have no significant revenue yet, and no deals in place to get any. Investing in Legion M’s shares involves a high degree of risk. See “Risk Factors” section of this offering circular. As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

●	This is a brand-new company;

●	What we’re doing has never been done before;

●	Our auditor has issued a “going concern” opinion;

●	We plan to raise significantly more money; and future fundraising rounds could result in a “cram down;”

●	Success in the entertainment industry is highly unpredictable; and there is no guarantee our content will be successful in the market;

●	Entertainment projects can be risky, and often budgets run over;

●	You may not like our projects;

●	Even if one of our projects is successful, it is likely to take a long time for us to realize profits;

●	Our business relies heavily on third parties for production and monetization of entertainment content and we have no binding agreements with these parties;

●	We depend on a small management team, and may need to hire more people to be successful;

●	We may not be able to protect all our intellectual property;

●	Our officers control the Company, and we currently have no independent directors;

●	The offering price has been arbitrarily set by Legion M;

●	We have a large shareholder base which will likely grow even larger over time;

●	Equity crowdfunding is new; and

●	There is no current market for Legion M’s shares.

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RISK FACTORS

The SEC requires Legion M to identify risks that are specific to its business and its financial condition. Legion M is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

These are the risks that relate particularly to Legion M:

This is a brand-new company.

Legion M was incorporated in March 2016. It is a brand-new company, with no customers, no revenues from entertainment projects, and so far, only limited revenues from merchandise and event sales. There is no history upon which an evaluation of its past performance and future prospects in the entertainment industry can be made.

What we’re doing has never been done before.

We are (to our knowledge) the first company to attempt our business model. Legion M is built on the thesis that having a legion of fans invested in our products will give us a competitive advantage. However, our thesis could be wrong. There is no assurance that we will be able to derive benefits from being fan-owned. Even if our concept is proven to give us a competitive advantage, other companies with more resources than we do may copy our idea causing us to lose this competitive edge.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing.  Legion M was incorporated in March 2016. As of March 31, 2016, date of our last audited financial statements, we have not yet commenced planned principal operations nor generated revenues from entertainment projects. Our activities since inception have consisted primarily of those relating to formation, growing the Legion and raising capital to fund our business plan. We have sustained a net loss of $162,552 for the period ended March 31, 2016, and those losses have continued. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. While we were successful in raising over $1,000,000 in a recent crowdfunding campaign and other fundraising activities, our ongoing operational expenses are now approximately $95,000 per month. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

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We plan to raise significantly more money; and future fundraising rounds could result in a “cram down.”

Even if we were successful in raising the maximum amount in this offering, our stated goal is to have one million investors in Legion M, which will likely require many more rounds of fundraising. We may also need to raise additional funds to finance our operations or fund our business plan. Even if we manage to raise subsequent financing or borrowing rounds, the terms of those rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” for more information.

Success in the entertainment industry is highly unpredictable; and there is no guarantee our content will be successful in the market.

Our success will depend on the popularity of our entertainment projects. Viewer tastes, trends, and preferences frequently change, and are notoriously difficult to predict. If we fail to anticipate future viewer preferences in the entertainment business, our business and financial performance will likely suffer. The entertainment industry is fiercely competitive. We may not be able to develop projects that will become profitable. We may also invest in projects that end up losing money. Even if one of our projects is successful, we may lose money in others.

Entertainment projects can be risky, and often budgets run over.

The entertainment industry is generally affected by the same risk factors of other industries, but due to its nature, the production, distribution, and marketing of content can require large capital investments. Developing and monetizing entertainment projects such as movies and television shows usually requires significant capital investment to fund expenditures on activities such as producing a television pilot, producing or co-producing a movie, or creating a virtual reality experience. There is often budget over-run. Even with adequate funding, the project may fail to gain traction with viewers.

You may not like our projects.

We plan to develop a diverse slate of projects in the entertainment industry, including feature films, television shows, and virtual reality experiences. Final decisions on projects are made by the Legion M management team. We may choose projects you don’t like, don’t believe in, or even ones you object to.

Even if one of our projects is successful, it is likely to take a long time for us to realize profits.

Even if we are involved in a financially successful project, the process of making money and realizing profit in the entertainment business is slow. The time span from the moment a project starts to its completion, release and revenue recognition is substantial, and is typically measured in years. Even when we realize a profit and are financially able to declare dividends on our shares, we may or may not do so.

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Our business relies heavily on third parties for production and monetization of entertainment content and we have no binding agreements with these parties.

Our success in developing, producing and monetizing content relies heavily on third party Hollywood creators and producers such as studios, development, production and distribution companies, television networks, etc. Although we have signed memoranda of understanding with a few established companies to find, fund and collaborate on creative projects together, we have yet to establish formal, legally binding agreements with these companies for specific projects. These companies may give more time and attention to other entertainment companies which are better funded or better known, or have a longer operational history than us. There is no assurance that we will be able to find partners to jointly develop projects or help support projects financially. A number of our high profile advisors, such as Stan Lee, Seth Green, Tim League, and Scott Landsman may change their mind and terminate their relationships with the company.

We depend on a small management team, and may need to hire more people to be successful.

Our success will greatly depend on the skills, connections and experiences of our two founders, Paul Scanlan and Jeff Annison. Should either of them discontinue working for Legion M there is no assurance that Legion M will continue. We will also need to hire creative talents and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire and retain the right people for the various key positions.

We may not be able to protect all our intellectual property.

Our profitability may depend in part on our ability to effectively protect our intellectual property, including original entertainment content in our projects, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. Any litigation for both protecting our intellectual property and defending our original content could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our officers control the Company and we currently have no independent directors.

Our two executive officers and directors are currently also our controlling shareholders. As holders of the Class B Common Stock which gives them 10 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock like you, they will continue to hold a majority of the voting power of all our equity stock, and therefore control the board at the conclusion of this offering. In fact, even if they were to own as little as 5.1% of the equity securities of the Company, they will still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within Legion M, having extra checks and balances to prevent fraud and produce reliable financial reports.

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The offering price has been arbitrarily set by Legion M.

Legion M has set the price of its Class A Common Stock at $7.47 per share (see “How We Determined the Offering Price in this Offering” on page 26). Valuations for companies at Legion M’s stage are purely speculative. We have not generated any significant revenue, nor do we have deals in place yet to do so. Our valuation has not been validated by any independent third party, and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

We have a large shareholder base which will likely grow even larger over time.

As a result of Legion M’s recent successful crowdfunding campaign, Legion M currently has over 3,100 shareholders. It is uncommon for a start-up company with limited resources and a small staff to have so many investors. Our stated goal is grow this shareholder base to one million through multiple rounds of fundraising. Despite best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and even cause Legion M to fail.

Equity crowdfunding is new

Legion M’s existing funding and future fundraising plans (including this round) are reliant on equity crowdfunding and provisions of the JOBS Act which have been in effect for a short period of time. Secondary markets don’t exist yet, and may not exist for some time (or ever), which hampers the ability for investors to sell their shares. The laws are complex, and interpretation by governing bodies doesn’t exist in some cases and may change over time in others. Changes to the laws (or interpretation of the laws) could impact Legion M’s ability to raise money as well as your ability to trade your shares.

There is no current market for Legion M’s shares

There is no formal marketplace for the resale of our securities. Once any lockups and/or sale restrictions expire, shares of our Class A Common Stock may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. We do not have plans to apply for or otherwise seek trading or quotation of our Class A Common Stock on an over-the-counter market. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically issues shares (or grants options over its shares) to its founders and early employees at a very low cash cost because they are contributing their money, time and energy at below market rates (i.e. sweat equity) and risking their money, reputations, and careers on behalf of the company. Occasionally we also grant equity interests to our Creative Alliance partners and other partners in exchange for their knowledge, insight, connections and contributions to the company. When we seek cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than our founders, early employees, or Creative Alliance partners for their restricted stock grants, option and warrant grants. In addition, the price of this round is higher than our prior financings, which means that the cash value of your equity stake is diluted because each share of the Common Stock is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

Our Share Price Over Time

To help illustrate the dilution you face as an investor we’d like to explain how our current shareholders acquired their stock, and the price they paid for it. The shareholders of Legion M can be broken into the following groups:

Founders/Founding Grant Holders. When Legion M was formed, the founding stock of the company was allocated amongst the two cofounders, early employees, consultants, advisors, and our creative allies at close to zero cost.

Shortly after founding, some additional grants for stock options were issued to employees, consultants and advisors at a strike price of $0.001 per share, and one warrant for 27,000 shares was issued to a creative partner at a strike price $0.01 per share.

Note that most of the stock/options/warrants issued to this group of shareholders (including the restricted stock owned by our two co-founders) vest over 4 years.

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Pre-Seed Investors (Discounted Note). In order to fund startup expenses and launch our Reg. CF round of financing, Legion M secured $418,342 worth of investment from accredited investors who had previous relationships with our two cofounders. These investors loaned money at a 5% interest rate to Legion M in exchange for promissory notes that automatically converted to Class B Common Stock upon closing of a successful financing round of over $1 million. If Legion M had been unable to raise at least $1 million, these investors likely would have lost their entire investment. In exchange for the additional risk of investing early, these investors received a 30% discount when the notes converted into Class B Common Stock at $4.90 per share in August 2016 upon closing of our Reg. CF round of financing. When you factor in the interest earned by these notes, these investors paid an average of $4.82 per share of Class B Common Stock. Closer to the timing of our Reg. CF round, we received an additional $76,000 of investment in the form of convertible promissory notes. These notes also converted into Class B Common Stock in August 2016, but at $7.00 per share, the same per share offering price of the Class A Common Stock used in the Reg. CF financing round.

Seed Investors (Reg. CF/D). On May 16,2016, Legion M launched a Reg. CF fundraising campaign. The campaign lasted for 3 months. Investors in this round were assured of a successful raise because their subscription was placed in escrow, and would only be released if Legion M achieved a minimum threshold of $500,000 in subscription. This campaign exceeded our funding goal—after 3 months the round ended oversubscribed with over $1.3 million subscriptions for a round that was legally capped at $1 million. In order to accommodate the extra demand, Legion M allowed accredited investors to invest in our shares of Class A Common Stock in a private placement pursuant to Reg. D exemption to make more room in the Reg. CF round for non-accredited investors. Legion M ultimately closed with $999,999 investment in the Reg. CF round and $193,522 in the Reg. D round at the price of $7.00 per share of Class A Common Stock.

Post Seed Option Grant Holders. As Legion M grows, we issue stock option grants to key employees, advisors, and partners. Shortly after the Reg. CF and Reg. D financing rounds closed, the company issued option grants for 160,772 shares of Class A Common Stock at the strike price of $7.00 per share.

For the purposes of the table below, all restricted stock, option and warrant grants are assumed fully vested and exercised.

New Reg. A Investors. Legion M is currently offering shares of Class A Common Stock to investors under this offering pursuant to Reg. A at a price of $7.47 per share. We don’t yet know how much money we will raise in this round, but we know it will fall between two thresholds:

•	Minimum Offering: The minimum investment threshold for this offering is $500,000. If we are unable to raise at least $500,000, all investments held in escrow will be returned to investors.
•	Maximum Offering: The maximum amount legally allowed to be raised pursuant to Reg. A is $50 million. However, since we anticipate approximately $1.2 million worth of the Class A Common Stock will be used in an exchange offer for the Class A Common Stock sold to our investors in the previous Reg. CF and Reg. D rounds of financings, we expect to raise a maximum of $48.8 million in cash in this offering.

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The following tables summarize the differences between our earlier investors and the new investors in this offering with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on both a minimum and maximum offering basis:

max offering Assumes $48.8MM RAISED from Reg A	Shares Purchased		Total Consideration		AvG Price Per Share
	Number	%	Amount	%
Founders/Founding Grant Holders (1)(2)	1,632,040	19%	$758	0%	$0.00
Pre-Seed Investors (Discounted Note) (3)	86,788	1%	$418,342	1%	$4.82
Seed Investors (Reg CF/D) (4)	181,363	2%	$1,269,521	2%	$7.00
Post-Seed Option Grant Holders (1)(5)	160,772	2%	$1,125,404	2%	$7.00
New Reg A Investors (1)	6,532,797	76%	$48,800,000	95%	$7.47

Total	8,593,760	100%	$51,614,025	100%	$6.01

shareholder table MIN OFFERING Assumes $500K RAISED from Reg A	Shares Purchased		Total Consideration		AvG Price Per Share
	Number	%	Amount	%
Founders/Founding Grant Holders (1)(2)	1,632,040	77%	$758	0%	$0.00
Pre-Seed Investors (Discounted Note) (3)	86,788	4%	$418,342	13%	$4.82
Seed Investors (Reg CF/D) (4)	181,363	9%	$1,269,521	38%	$7.00
Post-Seed Option Grant Holders (1)(5)	160,772	8%	$1,125,404	34%	$7.00
New Reg A Investors (1)	66,934	3%	$500,000	15%	$7.47

Total	2,127,897	100%	$3,314,025	100%	$1.56

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FOOTNOTES:

1.	For the purposes of this table, all shares of stock are considered fully vested, and all granted options/warrants are assumed fully vested and exercised.

2.	Assumes full vesting and exercise of (i) restricted stock grant of 1,546,040 shares of Class B Common Stock, of which only 535,283 shares are vested as of November 1, 2016, with the remaining shares subject to a vesting period of up to 48 months; (ii) options to purchase 59,000 shares of Class B Common Stock, of which 40,000 are vested as of November 1, 2016, with the remaining shares subject to a vesting period of up to 48 months; and (iii) a warrant for 27,000 shares of Class B Common Stock which are subject to a 24-month vesting schedule.

3.	On August 14, 2016, upon closing our Reg. CF and Reg. D round of financing, convertible notes in the aggregate principal amount of $418,342 plus 5% interest was converted into Common Stock at $4.90 per share (30% discount of the per share offering price at the Reg. CF round of financing).

4.	Includes 142,857 shares sold under Reg. CF and 27,646 shares sold under Reg. D, and 10,860 shares converted from $76,000 of promissory notes at $7.00 per share.

5.	Assumes full vesting and exercise of options to purchase 160,772 shares of Class B Common Stock, of which 3,272 are vested as of November 1, 2016, with the remaining subject to a vesting period of up to 48 months.

Dilution Table

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of March 31, 2016 was $(162,552), or $(0.08) per share of outstanding common stock. Net tangible book value is calculated as tangible assets less tangible liabilities. Without giving effect to any changes in the net tangible book value after March 31, 2016 other than the sale of the maximum number of shares sold for cash in this offering at the price of $7.47 per share, and deducting an offering expense of $100,000, our pro forma net tangible book value as of March 31, 2016 was $48,537,448 or $5.65 per share of outstanding capital stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $5.73 per share of capital stock to our earlier investors and an immediate dilution of $1.82 per share of common stock to the new investors, or approximately 25% of the assumed initial public offering price of $7.47 per share.

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The following table illustrates this per share dilution on both a minimum ($500,000 raised) and maximum ($48.8 million raised) offering basis giving effect to the full vesting and exercise of (i) all 1,546,040 shares of restricted stock grant of our Class B Common Stock, (ii) all outstanding options to purchase 219,772 shares of our Class B Common Stock, and (iii) the outstanding warrant to purchase 27,000 shares of our Class B Common Stock. Note that this table is presented for reference purposes only, as it does not reflect changes to tangible book value, including the funds raised, the money spent and value created by the company, since March 31, 2016.

Dilution Table	Minimum Offering ($500K)	Maximum Offering ($48.8MM)
Initial price to public	$7.47	$7.47

Net tangible book value as of March 31, 2016	$(0.08)	$(0.08)

Increase in net tangible book value per share attributable to new investors in this offering	$0.24	$5.73

As adjusted net tangible book value per share after this offering	$0.16	$5.65

Dilution in net tangible book value per share to new investors	$7.31	$1.82

Future dilution

Another important way of looking at dilution is the dilution that happens due to our future actions. The investor’s stake in a company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of the company that you own will go down, even though our value and your shareholding may go up. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another financing round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings back into the company).

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The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth $26,660.

If you are making an investment expecting to own a certain percentage of Legion M or expecting each share to hold a certain amount of value, it is important to realize how dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS TO ISSUER

We currently estimate that, at a per share price of $7.47, the net proceeds from the sale of the 6,693,440 shares of Class A Common Stock in the maximum offering will be approximately $48.7 million, after deducting the estimated offering expenses of approximately $100,000, and taking into account the expected exchange of approximately $1.2 million of Class A Common Stock sold pursuant to Reg. A and Reg. D earlier this year. None of the offering proceeds will be used to pay off debt early or make payments for deferred salaries.

Assuming the maximum number of shares of Class A Common Stock are sold in this offering, we plan to use the net proceeds as follows:

•	Approximately 75% of the net proceeds, or $36.5 million to fund entertainment projects (e.g., optioning rights to a book, producing a television pilot, financing or co-financing movies, creating a virtual reality experience, etc.);

•	Approximately 20% of the net proceeds, or $9.7 million for marketing expenses related to growing the Legion of fans (e.g., marketing Legion M and our projects, exhibiting at Comic Conventions, sponsoring events, etc.); and

•	Approximately 5% of the net proceeds, or $2.4 million for operational expenses.

If we raise less than the maximum amount, we will reduce our expenses. For example, if we were to raise $5 million, we’d expect to use 55% of the net proceeds to fund projects, 20% for marketing expenses, with the remaining 25% for operational expenses.

Our current operational expenses are about $95,000 per month which pays for employees’ salaries, compensation for our contractors, expenses related to public relations, travel, legal and accounting, insurance, technology, and other overhead costs. It does not include discretionary spending on marketing or funding of entertainment projects (although it may include development of entertainment projects by Legion M staff).

Our goal is to minimize overhead and marketing costs, so we can maximize the funds available to develop entertainment projects.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

We’re building Legion M to be a fan-owned entertainment company. Our mission is to partner with fans to cultivate a vibrant, engaged community, what we call a “Legion of fans” who are emotionally and financially invested in our success. We intend to use this community to fund, develop, market and monetize entertainment content. We believe our Legion of fans give us a significant competitive advantage in a fiercely competitive entertainment market.

The Entertainment and Media Market

According to a Billboard magazine article in June 2013, the global entertainment and media market will reach $2.152 trillion in 2017, with the U.S. market accounting for $632 billion.

As the industry grows, it’s also fragmenting. We have seen dramatic shifts in content distribution, including the proliferation and success of global OTT (“over the top”) services such as, Netflix, Amazon and Hulu, entertainment content distributed by wireless phone carriers, new technologies like interactive TV and Apple TV, and the growth of non-traditional models such as, PPV (pay per view), VOD (video on demand), and SVOD (subscription video on demand). This proliferation of new content services has created more buyers of entertainment content, and therefore more potential customers of Legion M, than ever before. In addition, competition between these platforms to gain market share makes content with a built-in audience even more valuable.

We believe the growth and fragmentation of the entertainment market have created an unprecedented opportunity for a fan-owned company like Legion M to revolutionize the industry.

Principal Products and Services

Legion M is still in its early stage of development. It is not currently profitable and we do not expect to make a profit for several years.

As we roll out our business model, our principal product will be entertainment content: movies, television series, and virtual reality experiences. With the help of our Creative Alliance partners (see “Creative Alliance Partners”), we plan to develop a slate of projects in the entertainment industry. We expect to realize our first revenues from entertainment projects within the next 12 to 24 months.

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We have not earned any revenue from entertainment projects, but we have generated some revenue from our online store (www.thelegionm.com/store). Since June 2016, we have earned over $19,000 in revenue from sales of promotional merchandise (t-shirts, and name badges) and events tickets.

The Legion of Fans

We expect our community of members and shareholders, which we often refer to as our Legion of fans, to become an important competitive advantage in an otherwise fiercely competitive entertainment market. We believe that fans who are emotionally and financially invested in projects are significantly more likely to see them, evangelize them, and support them. Having a large audience invested in our projects will give us a competitive advantage because when our projects are released, we’ll have a large group of fans pushing to make these projects successful.

In addition to helping us promote projects, we feel that a large community of fans invested in our success can help us in other ways, including:

•	Helping us identify emerging market trends, exciting new intellectual properties, and up-and-coming talents;
•	Providing focus group feedback to help us evaluate options and make market decisions;
•	Generating energy, enthusiasm and excitement that helps propel not only individual projects, but also the company forward; and
•	Volunteering their time, energy, and expertise to the company at local meetups and events.

Our community currently consists of a little over 3,000 shareholders and an additional 5,500+ members who have signed up to be a part of Legion M but have not yet chosen or had an opportunity to invest in our shares. Even though our community is still relatively new, we’ve already experienced many examples where the Legion M community has contributed to our business success:

•	Over 25 Legion volunteers staffed our booth at Stan Lee’s Los Angeles Comic Convention;
•	A team of Legion volunteers built and now manage an online forum exclusively for the Legion community;
•	Members of the Legion acted as judges to help us watch and evaluate over 400 video pitch submissions for our “Pitch Elevator” competition;
•	We’ve had local meetups in New York, San Jose, San Francisco, Las Vegas, Monterey, Michigan, Florida, Las Vegas, and Chicago arranged and hosted by members of the Legion;

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•	Since June 2016, we have generated over $19,000 of product revenue from sales of promotional merchandise (primarily t-shirts, and other Legion M gear from our Legion M online store) and events sales: and
•	Nearly 1,000 people have requested to receive from us free Legion M stickers and promotional cards so they can help promote Legion M.

Growing the Legion

The power of our Legion is proportional to its size. As our Legion of fans grows, so will our access to high quality entertainment projects as well as our ability to market and support these projects. As such, growing the Legion is currently our number one priority.

Since we’re a new company, marketing and public relations is an extremely important way for us to grow the Legion. In fact, we plan to spend up to 20% of the money we raise from this offering marketing and promoting the Legion. The money we spend on marketing builds our brand, enhances our public visibility, and grows our community. This in turn drives growth of the Legion, and increases our competitive advantage. Some of the primary marketing channels we expect to use include:

•	Online advertising;
•	Exhibiting at conventions;
•	Speaking on panels at conventions;
•	Public relations;
•	Writing bylines;
•	Creation of viral shared content (i.e. videos, graphics, etc.);
•	Sponsoring of events/activities;
•	Developing, printing, and distributing promotional materials (i.e. promo cards, buttons, stickers, etc) that enable members of our Legion of fans to help spread the word

Our marketing costs fluctuate heavily based on business conditions. If the marketing is successful (meaning that it is effective at growing the Legion) we can turn it up. If it’s not effective, we can turn it down or even shut it off completely. As the Legion grows, we expect that we will be better able to share information virally, and that will help us better manage the costs for paid marketing.

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How We Plan To Make Money

We plan to develop and produce movies, television shows, and virtual reality experiences. Our plan is to partner with proven creators to create content, and use established and emerging distribution channels to monetize it. Our goal is to have a diversified slate of projects that can generate revenue from one or more of the following activities:

Developing, licensing and distributing our content into the entertainment ecosystem

We plan to accomplish this by partnering with existing studios, networks and distributors on the development, financing, production and distribution of content. We plan to use established business models currently used in the entertainment industry. Revenue streams can come from multiple sources in the form of production fees and bonuses, revenue share, royalty participation, merchandising, ancillary market development and sales, distribution, licensing and format fees, and contingent compensation, just to name a few. We plan to work with established Hollywood players across an array of genres to create a diversified slate of projects to minimize the risk of over-concentration in any one genre or medium. We expect some projects to be internally developed and others to be externally acquired, and projects are expected to be in all different stages of development - from the acquisition of underlying intellectual property to the participation in the distribution of a finished feature film.

Offering content directly to consumers via iTunes, App Stores and other platforms

These digital platforms acquire content in all stages of development, from script to finished product. Commitments from such platforms can help us secure financing, talent and possible ancillary market revenue streams. We plan to market our content to all such platforms, thereby offering our content directly to consumers.

Offering Brand integrations and sponsorships

To help defray the cost of our content production, we plan to identify organic brand integration and product placement for our content, and seek advertising/sponsorship partners for the production and distribution of our shows. For example, we might work with a brand to integrate their product into our content, or custom develop content to the brand’s specification in exchange for a fee. We might also work directly with one or more sponsors who pay us to develop content that is released for free to consumers on a portal that includes advertisements from the sponsor(s).

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Offering content, merchandise, and experiences that are sold directly to consumers via our website

Having a Legion of fans emotionally and financially invested in Legion M creates unique opportunities for us to develop products that are sold directly to fans on our website. For example, since June 2016, we sold over $19,000 of t-shirts and other Legion M gear from our online store. As our Legion grows, we believe our ability to market and sell content, merchandise, and experiences directly to consumers via our website will grow as well.

How We Plan To Fund Our Projects

Since inception, we secured investment of $494,342 in the form of convertible promissory notes. These notes were converted into Class B Common Stock when we closed our $1 million Reg. CF round in August 2016. We raised an additional $193,522 in a private placement under Reg. D for sales of our Series A Common Stock. We’re following up now with this offering where we hope to raise up to $48.7 million in net proceeds.

Developing and monetizing entertainment projects such as movies and television shows usually requires significant capital investment. We intend to raise that money directly from fans. Our long-term goal is to raise between $450-$500 million from 1 million shareholders. We expect it will take us many successive fundraising rounds to achieve this goal, but if we’re successful we believe it will give us enough funding and market clout to participate in the highest levels of content development.

The types of projects we can fund will depend on the amount of money we raise. Right now, with development funds measured in hundreds of thousands of dollars, we’re focused on projects like unscripted TV and virtual reality experiences that aren’t as capital intensive, and early stage projects where we can contribute “sweat equity” rather than cash. We are also looking to co-produce projects with other partners, which allows us to participate in larger projects like feature films. As our development funds grow we expect to have funds to tackle larger and more ambitious projects.

How We Determined the Offering Price in this Offering

For this offering, we set the valuation based on internal analyses and discussions with third parties including our lawyers, advisors, seed investors, and venture capital funds with whom our co-founders have worked in the past. Our goal was to establish a valuation that is fair to all parties, while keeping it attractive to new investors. We believe that giving what we consider the best possible terms to new investors will accelerate the growth of the company and increase the long-term engagement of these investors as the company grows.

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In August, we closed one of the most successful financing rounds in the short history of Regulation CF. Selling our Class A Common Stock at $7.00 per share, our Reg. CF financing round was oversubscribed with over $1.3 million in commitments from over 3,000 investors. Approximately $200,000 of the $1.3 million was committed within the first month of our fundraising campaign, $300,000 in the second month, and $800,000 in the last month, indicating strong growth in demand, and validating the basis of the valuation our management had set in May 2016.

In addition to having an oversubscribed round of financing, Legion M has made other strides since May:

•	The Legion has grown by another 3,000 members;
•	A Facebook group with over 3,000 members is a daily testament to the vibrancy of our community;
•	Hundreds of Legion M members have demonstrated the strength of the Legion M community by organizing local meet ups in their areas, donating their time to help with Legion M projects, putting Legion M stickers on their cars, securing personalized “LEGIONM” license plates and in one case even tattooing the Legion M logo on their body!
•	We’ve received nearly 1,000 requests for stickers, temporary tattoos, and promotional cards so that members can help spread the word about Legion M;
•	We’ve added multiple high caliber advisors to our advisory board;
•	We announced our first project, which includes the involvement of pop culture icon Stan Lee;
•	We’ve established a Legion M store that has generated over $19,000 in revenue since June 2016;
•	We continue to have public relations traction with positive news articles, including an in-depth profile of Legion M on the front page of the business section of the LA Times on August 3rd, 2016.

We also looked at our long-term fundraising goal (1 million shareholders in the Legion) and the likely funding scenarios that would allow us to achieve that. Finally, we considered our strategy, which is to keep the offering price as low as reasonably possible for new investors so we can maximize company growth and long term engagement of our investors. After reviewing all these factors and discussing with our third party advisors, we arrived at a per share price of $7.47.

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Creative Alliance Partners

We’ve established relationships with several Creative Alliance Partners including Stoopid Buddy Stoodios, Meltdown Entertainment, 42 Entertainment/Animal Repair Shop and Alamo Drafthouse. Although we have no formal, legally binding agreements for specific projects with these companies yet, we have entered into Memoranda of Understanding with each of them sharing the long term common goal of finding, funding and collaborating on creative projects. Executives at these companies have also agreed to serve on our advisory board in return for an equity interest. We also plan to work with these companies to help us find and evaluate new projects and talent in the entertainment industry.

Advisory Board

Our Advisory Board consists of several entertainment industry veterans including:

•	Tim League, Founder and CEO of Alamo Drafthouse Cinema
•	Stoopid Buddies Stoodios (Matt Seinrich, Seth Green, John Harvatine, and Eric Towner)
•	Gaston Dominguez-Letelier, Founder and CEO of Meltdown, Inc.
•	Animal Repair Shop (Susan Bonds and Alex Lieu)
•	Scott Landsman, Senior Vice President of Comedy Development at Sony TV
•	Lisa Taback, CEO of LTLA
•	Yuka Kobayashi, former Director of POW Entertainment
•	Kerry O’Quinn, creator of Starlog and Fangoria magazine
•	Adam Rymer, President of Legendary Digital
•	Michael Arrieta, founder of Big Air Studios and former Sony Executive

We believe that the expertise and connections of our advisors will contribute greatly to our success.

Employees

We currently have 5 full time employees and 1 part-time employee. We also regularly work with 3 independent contractors on an as-needed basis.

Competition

The entertainment industry is fiercely competitive. There are thousands of other companies involved in the creation of entertainment content, from giant international conglomerates to small independent creators. These companies are Legion M’s competitors in that we are all competing to develop entertainment for consumers. However, collaboration is common in the entertainment industry, so we also view these companies as potential partners.

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We believe Legion M offers a unique value proposition compared to most other entertainment companies. For example, if we compete with other companies to partner with another studio or production company to co-produce or co-develop a hot new project, we believe our ability to bring a Legion of invested fans to the project, along with the funds to help develop it, gives us a competitive advantage.

Currently there are no other companies to our knowledge that are building an entertainment company to be owned by fans. Over time we expect there will be—particularly if we are successful with Legion M.

Intellectual Property

We’ve filed a trademark application for our company’s name Legion M and plan to submit a trademark application for protection of our company’s logo.

Litigation

Legion M has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities or otherwise.

THE COMPANY’S PROPERTY

Legion M does not own or lease any real estate, office space or significant tangible assets other than a 1959 Cadillac valued at approximately $33,000. It currently uses office space within our Creative Alliance Partners’ offices in Los Angeles and at MobiTV in Emeryville, CA.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Legion M was incorporated on March 4, 2016 in Delaware. Our mission is to grow a Legion of fans and use that financially and emotionally invested community to fund, develop, market and monetize entertainment content. We are in early stages of development. Our activities since inception have consisted primarily of business formation, fundraising, growing the Legion of fans, forming creative alliances, building an advisory board, sourcing early projects, and preparing for this offering.

Results of Operations

We have not commenced our principal business operations, and have no revenue generated from entertainment projects. We have sustained a net loss of $162,552 for the period ended March 31, 2016.

Since June 2016, we received approximately $19,000 of revenue from the sales of our promotional merchandise (e.g. t-shirts and name badges) and event sales (i.e., Legion M “Rave of Thrones” at 2016 San Diego Comic-Con.) As we grow the Legion, we expect this type of product revenue to grow as well. While we don’t consider this a primary source of our revenue, it helps offset some of our operational expenses and foster a vibrant community of fans.

Operating Expenses

Our operating expenses consist primarily of compensation to employees and contractors, as well as marketing and fundraising costs. As of October 30, 2016, we had 5 full-time employees, 1 part-time employee and 3 contractors (used on an as-needed basis), and approximately $90,000 in monthly operating expenses, which includes salaries/contractor fees, taxes, public relations, travel, general legal and accounting fees, insurance, and monthly payments on our auto loan. In December 2016, we added health and insurance benefits for our 5 full time employees, which increased our operating expenses by approximately $5,000 per month, to approximately $95,000 per month.

Our goal is the keep overhead and operating expenses as low as possible so we can maximize the amount of money spent on developing entertainment projects. That said, if we are successful in raising funds and generating revenue, we expect some increases in our operating expenses over time in the following areas:

•	We currently use office space within our Creative Alliance Partners’ offices in Los Angeles and at MobiTV in Emeryville, CA, and are not paying rent. As we continue to grow, we expect to acquire a larger office space and will eventually need to pay rent, which will in turn increase our monthly fixed costs.

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•	Compensation for Legion M’s executives is significantly below market rates for their experience/position and well below the compensation they earned at previous companies. This is common for executives during the startup phase, but as the Company matures we plan to increase executive pay closer to market levels.
•	As we grow, we may add additional staff to execute our business plan. We currently don’t have any open positions, but we expect that will change as the company matures.

Project Spending

In addition to our monthly operating expenses, we have discretionary spending for development of entertainment projects. To date, we have spent very little on projects, and focused our development on projects where we can contribute ideas and energy (i.e. “sweat equity”) instead of cash. For example, we are developing a virtual reality interview with Stan Lee which to date has required no funding. We also have a number of television show treatments that we have pitched to studios and production partners that were developed internally by Legion M staff with little to no out-of-pocket spending.

As of Oct. 31, 2016 we have spent approximately $20,000 on projects, mostly related to our “Pitch Elevator” TV show concept. Most of the net proceeds of this offering are earmarked for project spending, so we expect spending in this category to increase substantially upon closing of this offering. See “Use of Proceeds.”

Marketing

In addition to our monthly operating expenses and project spending, we also have discretionary spending for marketing each month. This expense varies greatly from month to month. For example, during our Reg. CF fundraising campaign, we used online advertising to market the fundraising opportunity. In addition, to date we’ve exhibited at 3 different Comic Conventions, and had a presence at many more. Between inception and Oct 31, 2016, we’ve spent approximately $200,000 on marketing to generate awareness of Legion M and build the Legion M brand.

Since growing the size of the Legion is our primary goal, this offering will become our primary marketing focus once this preliminary offering circular has become publicly available. We intend to base our monthly marketing spending on how effective the previous month’s spending was at generating investment. For example, if we believe the previous month’s spending was effective, we’ll maintain or potentially increase spending levels. If it was not effective, we will decrease or stop spending altogether. Our goal is to minimize marketing costs, and grow the Legion as efficiently as possible. That said, we expect to spend hundreds of thousands if not millions of dollars to market and build awareness of Legion M over time. See “The Company’s Business – Growing the Legion.”

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Liquidity and Capital Resources

Since inception, we have raised a total of approximately $1.7 million:

•	Approximately $494,342 in convertible promissory notes which were subsequently converted into a total of 97,648 shares of Class B Common Stock, at either $4.90 or $7.00 per share (see “Dilution — Our Share Price Over Time”);
•	Approximately $1,000,000 in a Reg. CF round of financing for the sale of a total of 142,857 shares of Class A Common Stock, at $7.00 per share; and
•	Approximately $193,522 in a Reg. D round of financing for the sale of a total of 27,646 shares of Class A Common Stock, at $7.00 per share.

On May 11, 2016, in connection with a vehicle purchase for a 1959 Cadillac, we entered into a Bill of Sale and a Loan Agreement with Underground Labs, Inc. for the principal amount of $33,000 at 4% per annum from April 17, 2016. The unpaid principal and accrued interest remains payable in monthly installments of $2,809.95 until March 17, 2017.

We do not currently have any other loans. We have not committed to make any capital expenditures.  We have no bank line of credit or other financings arranged.

Plan of Operations

The majority of funds raised in this offering will be used to fund entertainment projects under some or all of the following arrangements:

•	Co-financing Other Partners’ Projects. Legion M will help fund the development, production and/or marketing of a film, TV, or virtual reality project produced by another partner. Legion M will receive either an equity or debt position in the project, with the opportunity for a positive return if the project is successful. In addition to providing funding, Legion M will also participate in marketing the project, for which it could potentially earn additional fees.
•	Financing or Co-Financing Our Own Projects. Legion M will help fund the development, production, distribution and marketing of a Legion M owned or optioned film, TV, or virtual reality concept. Development includes the licensing of intellectual property, signing talent (i.e. proven stars and/or creatives) to our projects, and developing treatments, scripts, sizzle reels, pilots, etc. We will earn a return if we’re successful in monetizing that content via sales, licensing, sponsorships, merchandising, etc. Legion M can also earn fees by selling the project to a studio or other partner who agrees to finance and distribute the project.

In addition to developing new projects, Legion M will continue to invest time and resources into growing the Legion, and cultivating our community. We believe that the size and strength of our community is a critical factor in our long-term success. We believe that as our community grows, so will our access to high quality entertainment projects and our ability to support them.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s executive officers and directors are as follows.

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Paul Scanlan	Co-Founder, Chief Executive Officer, Chief Financial Officer and Treasurer	46	Appointed to 1 year term starting March 9, 2016	Full-time

Jeff Annison	Co-Founder and President	44	Appointed to 1 year term starting March 9, 2016	Full-time

Directors:
Paul Scanlan	Director	46	Appointed to indefinite term of office. March 4, 2016

Jeff Annison	Director	44	Appointed to indefinite term of office. March 4, 2016

Paul Scanlan – Co-founder, Chief Executive Officer, Chief Financial Officer and Treasurer

Paul Scanlan is Legion M’s Co-Founder and has been the Chief Executive Officer of Legion M since its inception in March 2016. Immediately before that, Mr. Scanlan was Cofounder and President at MobiTV. In 1999, Mr. Scanlan co-founded MobiTV, Inc., a leader in monetizing media outside the living room. From 2007 to 2016 Mr. Scanlan was the President of MobiTV and played a crucial role in MobiTV’s success from a start-up to a market leader in a fast growing space. Mr. Scanlan continues to serve as a director on the MobiTV board. In 2005, Mr. Scanlan and his MobiTV team earned an Emmy Award for Technical Achievement in Advancing Television, and his accomplishments at MobiTV were profiled in 2011 in Tarang Shah’s book, “Venture Capitalists at Work: How VCs Identify and Build Billion-Dollar Successes.” Mr. Scanlan earned his Bachelor of Science degree in Radio, TV & Film from the University of Wisconsin at Madison.

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Jeff Annison – Cofounder & President

Jeff Annison is Legion M’s Co-Founder and has been the President of Legion M since its inception in March 2016. In 2009, Mr. Annison co-founded Underground Labs, Inc., a product development studio that created innovative mobile apps and web experiences for customers such as AT&T, Sony Music, Universal Music, Coca Cola, the US Navy, the ACC (Atlantic Coast Conference), SEC (the Southeastern Conference), etc. He also served as Chairman of the New York Rock Exchange (a product of Underground Labs), which allows fans to purchase commemorative shares of individual songs. From 2009 to 2016, he was the Chief Executive Officer of Underground Labs. Immediately prior to founding Underground Labs, Mr. Annison co-founded MobiTV in 1999. From 1999 to 2009, Mr. Annison led MobiTV’s engineering and product development teams, scaling operations from 3 to 300 employees, growing to over 25 million paying subscribers and winning an Emmy Award for Innovation in Television. Prior to 1999, Mr. Annison designed toys for Hasbro and theme park rides for Universal Studios. Mr. Annison earned his Bachelor degree of Science in Mechanical Engineering from University of California, Los Angeles.

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COMPENSATION OF DIRECTORS AND OFFICERS

As of March 31, 2016, Mr. Annison was paid $85,217 for his services prior to Legion M’s incorporation until March 31, 2016. We have entered into Executive Employment Agreements with each of Paul Scanlan and Jeff Annison. Pursuant to these agreements, each of them is entitled to receive an annual base salary of $175,000 and severance pay of one year of base salary in the event of an involuntary, not-for-cause termination. It should be noted that compensation for Legion M’s officers (as well as the rest of Legion M’s executive staff) is significantly below market rates for their experience/position as well as the compensation they received at previous companies. This is common for executives during the startup phase of a company, but as the Company matures we plan to raise executive pay closer to market levels. Also, in the future we may add new executives to execute our business plan and will compensate them commensurate with experience and performance.

At this time, Legion M does not offer any director compensation. However, we have adopted a 2016 Equity Incentive Plan pursuant to which an aggregate of 753,960 shares of our Class B Common Stock have been reserved for issuance to officers, directors, employees and contractors of the Company.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of November 1, 2016, the Legion M’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name of Beneficial Owner	Address of beneficial owner	Amount and nature of beneficial ownership (3)	Amount and nature of beneficial ownership acquirable (1)(3)	Percent of class (2)
PaulScanlan	6425 Christie Ave., Suite 500, Emeryville, CA 94608	201,110 shares of Class B Common Stock	541,450 shares of Series B Common Stock subject to vesting	69%
		67 shares of Class A Common Stock	N/A	0.04%
JeffAnnison	6425 Christie Ave., Suite 500, Emeryville, CA 94608	164,525 shares of Class B Common Stock	541,450 additional shares of Series B Common Stock subject to vesting	62%
		14 shares of Class A Common Stock	N/A	0.02%

(1) Based on a total of 1,546,040 shares of Class B Common Stock, of which (i) 535,283 shares are outstanding as of November 1, 2016; and 1,010,757 shares are subject to vesting over 48 months with vesting contingent upon continued service with the Company.

(2) This calculation is the number of shares of voting securities that person owns now, plus the number of shares he is entitled to acquire as of November 1, 2016. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on his current and acquirable ownership.

(3) All shares are directly held.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Prior to our formation, development activities commenced and certain startup expenses were incurred. To fund startup expenses such as salaries, marketing and exhibition expenses at the 2016 Silicon Valley Comic Convention, we took out a $200,000 promissory note on November 30 ,2015 from Underground Labs, Inc., a third party related to us via mutual ownership by Messrs. Scanlan and Annison. The money loaned by Underground Labs to Legion M came from a third party individual investor who loaned the money to Underground Labs specifically to fund Legion M’s startup expenses. That money was held in its own account and used exclusively to pay startup expenses on behalf of Legion M. On March 31, 2016, we issued a Convertible Note payable in the amount of $203,342 to this investor in repayment of such funds provided by Underground Labs, and Underground Labs turned over to Legion M all the money remaining in the account along with a full accounting of money that had been spent. The original promissory note owed to Underground Labs was paid in full and cancelled, and the agreement between Underground Labs and Legion M was terminated.

Pursuant to terms of the convertible note for the third party investor, interest accrued at simple interest of 5% per annum; and as of August 14, 2016, the note was converted into 42,265 shares of our Class B Common Stock at $4.90 per share, a 30% discount of the per share price of the Class A Common Stock sold at our Reg. CF financing round which closed on that same day.

On May 11, 2016, in connection with a vehicle purchase (1959 Cadillac), we entered into a Bill of Sale and a Loan Agreement with Underground Labs, Inc. for the principal amount of $33,000 at 4% per annum from April 17, 2016. The unpaid principal and accrued interest remains payable in monthly installments of $2,809.95 until March 17, 2017.

We do not own or lease any real estate, office space or significant tangible assets. We currently use office space within our Creative Alliance Partners’ offices in Los Angeles and at MobiTV in Emeryville, CA and are not paying rent. Both Messrs. Scanlan and Annison are part owners of MobiTV.

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SECURITIES BEING OFFERED

Legion M is offering Class A Common Stock in this Offering.

Legion M’s authorized capital stock consists of 20,000,000 shares of Common Stock, at $0.0001 par value, of which 17,000,000 shares are Class A Common Stock and the remaining 3,000,000 shares are Class B Common Stock. Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that each holder of Class B Common Stock is entitled to 10 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock.

Legion M modelled its dual class stock structure after leading companies, including Google, Facebook and Berkshire Hathaway. This structure allows us to be owned by a very large group of small, non-professional investors while maintaining strong corporate governance. We feel it’s important for all our shareholders’ interests to be aligned, and have purposely avoided giving financial preferences or taking investment from those who insist on having them. Since our goal is to grow our Legion as large as possible, we have set the minimum investment amount per investor at $100. We expect our Legion of shareholders to be comprised of a large number of small, non-professional, or even first-time investors, with not much experience in start-ups or the entertainment industry. While we believe the opinions of these investors will be extremely helpful for us to find, develop, and promote entertainment content, we don’t believe they are well suited to vote on material corporate decisions on a pari passu basis with the founders or other seasoned industry veterans who are also shareholders of the company.

The following is a summary of the rights of Legion M’s capital stock as provided in its Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Offering Statement of which this Preliminary Offering Circular is a part.

Class A Common Stock

Voting Rights.

Each holder of Legion M’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Legion M.

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Dividends.

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, shareholders of Legion M’s Class A Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. However, no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date shall be declared or paid on the shares of Legion M’s Class B Common Stock. Legion M has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Class B Common Stock

Voting Rights.

Each holder of Legion M’s Class B Common Stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Legion M.

Dividends.

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, holders of Legion M’s Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. However, no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date shall be declared or paid on the shares of Legion M’s Class A Common Stock. Legion M has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to Legion M. Except for certain permitted transfers, each share of Class B Common Stock shall be automatically, without further action by its holder, converted into one share of Class A Common Stock, upon sale or assignment.

39

Liquidation Rights.

In the event of Legion M’s liquidation, dissolution or winding up, holders of Legion M’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Legion M’s debts and other liabilities and the satisfaction of any liquidation preference (of which, currently there are none) granted to the holders of any then outstanding class of capital stock having prior liquidation rights.

Other Rights.

Holders of Legion M’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Legion M’s Class A or Class B Common Stock.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering a maximum of 6,693,440 shares of Class A Common Stock on a “best efforts” basis.

The cash price per share of Class A Common Stock is initially set at $7.47.

In addition to the cash offer, we are offering to exchange shares in this offering for shares held by investors in the offerings made pursuant to Regulation Crowdfunding (Regulation CF) and Regulation D earlier this year. Pursuant to the terms upon which those investors invested, they need do nothing to tender their shares into the exchange. They will receive shares that are not subject to the Regulation CF and Regulation D transfer restrictions. They will also benefit from the more expansive ongoing disclosure requirements applicable to Regulation A offerings. We are effecting this exchange to simplify our ongoing reporting requirements. We will receive no cash from this exchange offer.

The minimum investment is $100.

We plan to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

We are offering our securities (in both the cash offer and the exchange offer) in all states other than Texas, Florida, Arizona and North Dakota. In the event we make arrangements with a broker-dealer to sell into these states, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

WeFunder has agreed to host this offering of our Class A Common Stock on its online platform and waived its fees and commissions. WeFunder does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform.

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Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.wefunder.com/legionm website as well as our own website www.thelegionm.com.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by a qualified escrow provider, and will be transferred to us upon closing. A closing will occur each time we accept funds (after the first closing of a minimum of $500,000). Upon closing, funds tendered by investors will be made available to us by our escrow agent for our use.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Wefunder will host this offering, and be responsible for processing all subscriptions and related payments. Wefunder has agreed to waive all Wefunder fees for us and our investors, including fees related to processing subscription agreements executed via electronic signature, fund transfer, wire processing and anti-money laundering check. Notwithstanding anything to the foregoing Wefunder may pass through direct costs associated with payment options that are not ACH, including but not limited to, a $10 check processing fee which is charged to each investor who wishes to pay with a check, or any incremental costs related to debit card or bitcoin transactions.

A qualified escrow provider will be our escrow agent. Boston Private Bank has agreed to waive all fees including escrow account setup and maintenance fees.

eShares, Inc. is currently our transfer agent for maintaining our shareholder information on a book-entry basis. There are no additional set-up costs or fees (beyond those we are already paying) from eShares related to this offering.

We are not engaging any broker-dealers at this time, and until we do, we do not expect to have any associated broker-dealer fees.

Transfer Agent and Registrar

eShares, Inc., 195 Page Mill Road, Suite 01, Palo Alto, CA 94306 is the transfer agent and registrar for Legion M’s common stock.

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FINANCIAL STATEMENTS

43

Legion M Entertainment, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

March 31, 2016

Legion M Entertainment, Inc.

TABLE OF CONTENTS

To the Board of Directors of

Legion M Entertainment, Inc.

Emeryville, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Legion M Entertainment, Inc., which comprise the balance sheet as of March 31, 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from March 4, 2016 (inception) to March 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion M Entertainment, Inc. as of March 31, 2016, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has sustained a net loss of $162,552 in the period ended March 31, 2016, and has an accumulated deficit of $162,552 as of March 31, 2016. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

November 11, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Legion M Entertainment, Inc.
BALANCE SHEET
As of March 31, 2016

ASSETS
Current Assets:
Cash	$-
Prepaid expenses	5,500
Due from related party	55,301
Total Current Assets	60,801

TOTAL ASSETS	$60,801

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$20,011
Total Current Liabilities	20,011

Non-Current Liabilities:
Convertible notes payable	203,342
Total Non-Current Liabilities	203,342

Total Liabilities	223,353

Stockholders' Equity (Deficit):
Common Stock, 10,000,000 authorized, $0.0001 par value, 1,528,040 issued and outstanding, 75,500 vested as of March 31, 2016	153
Additional Paid-In Capital	1,330
Stock Subscriptions Receivable	(1,483)
Accumulated Deficit	(162,552)
Total Stockholders' Equity (Deficit)	(162,552)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$60,801

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
STATEMENT OF OPERATIONS
For the period from March 4, 2016 (inception) to March 31, 2016

Revenues:	$-

Operating Expenses:
Compensation and benefits	95,887
Sales and marketing	61,830
General and administrative	1,493
Total Operating Expenses	159,210

Loss from Operations	(159,210)

Other Expenses:
Interest Expense	3,342
Total Other Expenses	3,342
Net Loss	$(162,552)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the period from March 4, 2016 (inception) to March 31, 2016

	Common Stock		Additional	Stock		Total
	Number of Shares	Amount	Paid-In Capital	Subscriptions Receivable	Accumulated Deficit	Stockholders' Equity (Deficit)

Balance at March 4, 2016 (inception)	-	$-	$-	$-	$-	$-
Common stock issuances	1,528,040	153	1,330	(1,483)	-	-
Net Loss	-	-	-		(162,552)	(162,552)
Balance at March 31, 2016	1,528,040	$153	$1,330	$(1,483)	$(162,552)	$(162,552)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
STATEMENT OF CASH FLOWS
For the period from March 4, 2016 (inception) to March 31, 2016

Cash Flows From Operating Activities
Net Loss	$(162,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in prepaid expenses	(5,500)
Increase in accounts payable and accrued expenses	20,011
Net Cash Used In Operating Activities	(148,041)

Cash Flows From Financing Activities
Proceeds from convertible note transferred from related party	148,041
Net Cash Provided By Financing Activities	148,041

Net Change In Cash	-

Cash at Beginning of Period	-
Cash at End of Period	$-

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest expense	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

NOTE 1: NATURE OF OPERATIONS

Legion M Entertainment, Inc. (the “Company”), is a corporation organized March 4, 2016 under the laws of Delaware. The Company was formed as a fan-owned entertainment studio.  The Company is working with Hollywood creators and producers to develop and monetize content together with the fans. The Company’s mission is to empower creators to push the boundaries, and empower fans to be a part of the content they love.  The Company intends to develop a slate of projects in the entertainment space, including, but not limited to, feature films, TV series, virtual reality projects, games, and web series.

As of March 31, 2016, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise additional capital, as described in Note 8. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not commenced planned principal operations, has not generated revenues or profits since inception, and has sustained a net loss of $162,552 for the period ended March 31, 2016. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing from investors. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no accounts receivable or associated allowances for doubtful accounts established as of March 31, 2016.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $2,500. No property and equipment has been recorded as of March 31, 2016.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate fair value.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock Subscriptions Receivable

The Company records stock issuances at the effective date.  If the contribution is not funded upon issuance, the Company records a stock subscription receivable as an asset on a balance sheet.  When stock subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the stock subscription is reclassified as a contra account to stockholders’ equity (deficit) on the balance sheet.  At March 31, 2016 $1,483 was recorded as stock subscription receivable on the balance sheet for unfunded subscriptions related to the 2016 stock issuances.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenues have been earned or recognized as of March 31, 2016.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred. As discussed in Note 6, certain expenses totaling $101,992 were incurred prior to the Company’s inception and are recognized in these financial statements as being incurred effective on the inception date.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. The Company anticipates significant offering costs in connection with the proposed offering discussed in Note 8. No offering costs were incurred during the period ended March 31, 2016.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company files income tax returns in the United States and is subject to income tax examinations for its U.S. federal income taxes for the preceding three years and, in general, is subject to state and local income tax examinations for the preceding three years, though given the Company’s 2016 inception date no tax returns have been filed to date. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. At March 31, 2016, the Company had a net operating loss $162,552. The Company pays Federal and California income taxes at rates of approximately 34% and 8.8%, respectively, and has used an effective blended rate of 39.8% to derive a net tax asset of $64,696. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the net operating loss carryforwards before they expire in 2036, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the period ended March 31, 2016, the Company recognized no interest and penalties.

The Company files U.S. federal and California state income tax returns. Since the Company was formed on March 4, 2016, no such returns have been filed to date. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 4: CONVERTIBLE NOTE PAYABLE

The Company issued a convertible note payable in the amount of $203,342 on March 31, 2016, the note accrues simple interest at 5% per annum through the maturity date. The note matures on April 1, 2018, at which time, and any time thereafter, principal and accrued interest are payable at the Company’s election or on demand by the note holder. The note is a general unsecured obligation of the Company. Interest accrued during the inception period has been included in the principal amount of the note and the associated expense was recorded by the Company as interest expense for the period the note was held in the name of the related party. Prior to this convertible note being issued, the note holder made a loan to a related party to fund development activities, as discussed in Note 6. On March 31, 2016 this convertible note was issued directly with the Company replacing the previous note to the related party and is recorded as a convertible note on the Company’s Balance Sheet. At March 31, 2016, the related party owed the Company $55,301, which is recorded as Due from Related Party and represents the amount of funds related to this note that have not been transferred back to the Company as of March 31, 2016.

The note is convertible into shares of common stock at the next equity financing, upon a corporate transaction, or at maturity, under the following conditions.

Equity Financing Conversion: The principal balance and unpaid accrued interest will automatically convert to common stock at the closing of the next qualifying round of equity financing (as defined in the convertible note agreement) of $1,000,000 or greater at a discount as described below. The Company may, at its option, pay any accrued interest on the note in cash at the time of the conversion. The discount applicable to the note is conditional on the amount of the financing; a discount of 25% applies if the pre-money valuation is less than $10,000,000, 30% if the pre-money valuation is greater than $10,000,000 and less than $20,000,000, 35% if the pre-money valuation is greater than $20,000,000 and less than $30,000,000, 40% if the pre-money valuation is greater than $30,000,000 and less than $40,000,000, and 45% if the pre-money valuation is greater than $40,000,000. The Company determined that the note contained a conversion feature contingent upon a future event due to the discounted conversion provision.  Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion feature on this note was trivial based on the issuance date fair value of the Company’s common stock.  Further, in accordance with FASB ASC 470-20, a contingent beneficial conversion feature in an instrument that becomes convertible only upon the occurrence of a future event outside the control of the holder is not recognized in earnings until the contingency is resolved.  Therefore, a beneficial conversion feature was not recorded as a note discount at the issuance date of his note.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

Corporate Transaction Conversion: In the event of a corporate transaction, prior to the conversion or repayment of the note, defined as:

1)	The closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets; or

2)	The consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction); or

3)	The closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Exchange Act), of the Company’s capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity).

The holder may elect that either: (a) the Company will pay the holder all accrued and unpaid interest due on the note and the outstanding principal balance of the Note; or (b) the note will convert into that number of conversion shares equal to the quotient obtained by dividing the outstanding principal balance and unpaid accrued interest of the note by the price implied by a $10,000,000 pre-money valuation on the fully diluted capitalization of the Company (as defined in the convertible note agreement). The Company analyzed the conversion feature of the note to determine whether it qualifies as a beneficial conversion feature, and determined that based on the fair value of the Company’s common stock at the note’s issuance date, this conversion feature is not beneficial.  Accordingly, a discount was not recorded against the note related to the conversion feature.

Maturity Conversion: At any time on or after the maturity date, at the election of the holder, the note will convert into the number of conversion shares equal to the quotient obtained by dividing the outstanding principal balance and unpaid accrued interest of the note on the date of such conversion by the price implied by a $10,000,000 pre-money valuation on the fully diluted capitalization of the Company (as defined in the convertible note agreement). The Company analyzed the conversion feature of the note to determine whether it qualifies as a beneficial conversion feature, and determined that based on the fair value of the Company’s common stock at the note’s issuance date, this conversion feature is not beneficial.  Accordingly, a discount was not recorded against the note related to the conversion feature.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

NOTE 5: STOCKHOLDERS’ EQUITY (DEFICIT)

The Company has authorized 10,000,000 shares of Common Stock with a par value of $0.0001. As of March 31, 2016, 1,528,040 shares were issued at prices ranging from $0.0001 to $0.001 per share, yielding proceeds of $1,483. This amount was recorded as stock subscriptions receivable on the balance sheet as a contra equity account as it was unfunded as of March 31, 2016 and has not been paid through the issuance of these financial statements. The shares are subject to vesting over periods from immediate to 48 months with vesting contingent upon continued service with the company. Four of these stock purchase agreements for a total of 1,388,040 shares are subject to a 1 year cliff. At March 31, 2016, 75,500 shares were fully vested and the remaining 1,452,540 were unvested and subject to vesting terms. The weighted average remaining vesting period on all unvested shares was 41 months at March 31, 2016. The Company considered its negative book value and limited operating activity as of these share issuances and determined the issuance prices approximated the fair value of the shares issued.

NOTE 6: RELATED PARTIES

Prior to the Company’s formation, development activities commenced and certain startup expenses were incurred. The expenses were paid out of a bank account controlled by a third party related to the Company via mutual ownership by one of the Company’s shareholders. All such expenses were allocated under the specific identification method as the Company has not yet commenced substantial operations to warrant the allocation of any common expenses. The Company did not share any expenses with the related party and management asserts that the allocation methodology used is reasonable and reflects management’s estimate of what the expenses would have been on a stand-alone basis. The expenses were funded by a loan from an investor directly to the related party. On March 31, 2016, a new convertible note was issued directly with the Company replacing the previous note to the related party and is now recorded as a convertible note on the Company’s balance sheet, as discussed in Note 4. These transactions have been recorded on the Company’s balance sheet and statement of operations for the period presented. At March 31, 2016, the related party owed the Company $55,301 which is recorded as Due from Related Party on the Balance Sheet. Subsequent to March 31, 2016, this amount was repaid to the Company in full.

A director of the Company was paid for services rendered to the Company since inception in the total amount of $85,217.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8: SUBSEQUENT EVENTS

The following events occurred subsequent to March 31, 2016:

In September 2016, the Company completed an equity offering through Regulation Crowdfunding and raised gross proceeds of $999,999. The offering is now closed and the Company received net proceeds of $969,999 for the issuance of 142,857 shares of Class A common stock.

The Company completed equity investments outside of the crowdfunding campaign providing proceeds of $193,522 for the issuance of 27,646 shares of Class A common stock.

The Company issued convertible notes payable for cash in the combined principal amount of $291,000 to several investors subsequent to March 31, 2016, under the similar terms to the note described in Note 4. On August 14, 2016, the date of closing of the Regulation Crowdfunding offering, all convertible notes converted to Class B common stock at conversion prices ranging from $4.90 to $7.00 per share, yielding 97,648 shares of Class B common stock.

In April 2016, the Company issued 18,000 shares of common stock at a purchase price of $0.001, yielding proceeds of $18. The shares vest monthly in equal increments over a 2 year period from the date of issue.

See accompanying Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
For the period from March 4, 2016 (inception) to March 31, 2016

On April 12, 2016, the Company’s Board of Directors approved amended and restated articles of incorporation. The amended and restated articles of incorporation increased the authorized stock from 10,000,000 shares of common stock to 20,000,000 shares of common stock, and authorized the creation of two classes of common stock, “Class A Common Stock” and “Class B Common Stock,” with 17,000,000 shares of the authorized common stock designated as Class A Common Stock and 3,000,000 shares of the common stock designated as Class B Common Stock. The amended and restated articles of incorporation reclassify each outstanding share of common stock as of the effective date to one share of Class B Common Stock. The Class B Common Stock contains a voting rights preference of 10 votes per share and is convertible into Class A Common Stock at the option of the holder.

On April 12, 2016, the Company adopted its 2016 Equity Incentive Plan. The plan authorizes options to purchase up to 253,960 shares of Class B Common Stock. During 2016, the Company issued 219,772 options to purchase Class B Common Stock under the plan at exercise prices of $0.01 to $7.00 per share, vesting over periods from 1 to 4 years. The options expire 10 years after the date of grant. On November 3, 2016, the Company amended its 2016 Equity Incentive Plan to authorize an additional 500,000 options to purchase Class B Common Stock.

On April 12, 2016, the Company issued warrants to purchase 27,000 shares of Class B Common Stock outside of its 2016 Equity Incentive Plan. The warrant exercise price is $0.01 per share and vests over 2 years from the date of grant. The warrant expires 10 years from the date of grant.

In May 2016, the Company purchased a vehicle from a related party company for $33,000, with the purchase price financed by the related party, payable in 12 equal monthly installments. The Company also issued a note payable to this related party company subsequent to the financial statement date, which has since been repaid.

Management’s Evaluation

Management has evaluated subsequent events through November 11, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

PART III

INDEX TO EXHIBITS

2.1 Amended and Restated Certificate of Incorporation

2.2 Bylaws

4. Form of Subscription Agreement

5.1 2016 Equity Incentive Plan

5.2 Loan Agreement with Underground Labs

6.1 Employment Agreement (Paul Scanlan)

6.2 Employment Agreement (Jeff Annison)

8. Form of Escrow Agent Agreement*

11. Consent of Artesian LLP

12. Attorney opinion on legality of the offering*

13. “Test the waters” materials

*To be filed by Amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on December 19, 2016.

Legion M Entertainment, Inc.

/s/ Paul Scanlan

By Paul Scanlan, Co-Founder, Chief Executive Officer, Chief Financial Officer and Treasurer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Scanlan

Paul Scanlan, Director

Date: December 19, 2016

/s/ Jeff Annison

Jeff Annison, Director

Date: December 19, 2016

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